Exhibit 99.1

Kura Oncology Appoints Marc Grasso, M.D., as Chief Financial Officer and Chief Business Officer

– Investment banking veteran brings two decades of experience in finance and corporate strategy in the biopharma industry –

SAN DIEGO, July 31, 2018 – Kura Oncology, Inc. (Nasdaq: KURA), a clinical-stage biopharmaceutical company focused on the development of precision medicines for oncology, today announced the appointment of Marc Grasso, M.D., as Chief Financial Officer and Chief Business Officer, effective August 21, 2018. Dr. Grasso succeeds Heidi Henson, who served as Kura’s Chief Financial Officer since the company’s inception in August 2014.

“Marc is a well-respected figure in our industry and an outstanding addition to our leadership team,” said Troy Wilson, Ph.D., J.D., President and Chief Executive Officer of Kura Oncology. “With his deep knowledge of corporate finance, history of strategic transactions and significant exposure in our space, Marc is the ideal person to step into this expanded role as Kura’s Chief Financial Officer and Chief Business Officer. His experience will be invaluable as we advance our pipeline of precision medicines and begin to build our commercial capabilities.”

“I also want to take this opportunity to thank Heidi for all of her contributions and express my sincere appreciation for her hard work and dedication,” continued Dr. Wilson. “Under her leadership, we have built a strong finance team that leaves us well-positioned moving forward. We wish her all the best in her future endeavors.”

Dr. Grasso joins Kura after 20 years in healthcare investment banking, where he focused on strategic advisory services and capital raising for leading biotechnology and pharmaceutical companies.

“I am excited to join Kura, a company at the forefront of precision medicines for oncology,” said Dr. Grasso. “Kura, on the verge of its first pivotal study, is a unique opportunity, combining a strong pipeline, world-class science and an experienced management team. I look forward to working with the team to help advance Kura’s oncology pipeline for the benefit of patients.”

Dr. Grasso joins Kura from Stifel, where he was Managing Director responsible for building and managing Stifel’s west coast life sciences and biotechnology investment banking business. Before joining Stifel in 2013, Dr. Grasso was Managing Director of Investment Banking in the Global Healthcare Group at UBS, focused on the biotechnology sector. Previously, he was Managing Director of Investment Banking at

Leerink Swann, where he was instrumental in the west coast expansion of their franchise. Dr. Grasso joined Leerink from Morgan Stanley, where he served as an Executive Director of Investment Banking in the Global Healthcare Group. Prior to joining Morgan Stanley, he was Vice President of Investment Banking in the Global Healthcare Group of Credit Suisse First Boston. He began his career in investment banking at Deutsche Banc Alex. Brown. Dr. Grasso received his M.D. from The Johns Hopkins University School of Medicine, where he also performed research in molecular oncology. He obtained an A.B. in molecular biology with honors from Princeton University.

About Kura Oncology

Kura Oncology is a clinical-stage biopharmaceutical company committed to realizing the promise of precision medicines for the treatment of cancer. The company’s pipeline consists of small molecule drug candidates that target cancer signaling pathways where there is a strong scientific and clinical rationale to improve outcomes by identifying those patients most likely to benefit from treatment. Kura’s lead drug candidate is tipifarnib, a farnesyl transferase inhibitor, which is currently being studied in multiple Phase 2 clinical trials in solid tumor and hematologic indications. Kura is preparing to initiate a registration-directed trial of tipifarnib in HRAS mutant head and neck squamous cell carcinomas later this year. Kura’s pipeline also includes KO-947, an ERK inhibitor, currently in a Phase 1 dose-escalation trial, and KO-539, a menin-MLL inhibitor, currently in preclinical development. For additional information about Kura Oncology, please visit the company’s website at www.kuraoncology.com.

Forward-Looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety and therapeutic potential of the company’s product candidates, including the lead product candidate tipifarnib, progress and expected timing of Kura Oncology’s drug development programs and clinical trials including the AIM-HN trial, plans regarding future clinical trials and development and commercial activities, and the regulatory approval path for tipifarnib. Factors that may cause actual results to differ materially include the risk that compounds that appeared promising in early research or clinical trials do not demonstrate safety and/or efficacy in later preclinical studies or clinical trials, the risk that Kura Oncology may not obtain approval to market its product candidates, uncertainties associated with performing clinical trials, regulatory filings and applications, risks associated with reliance on third parties to successfully conduct clinical trials, the risks associated with reliance on outside financing to meet capital requirements, and other risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. You are urged to consider statements that include the words “may,” “will,” “would,”

“could,” “should,” “believes,” “estimates,” “projects,” “promise,” “potential,” “expects,” “plans,” “anticipated,” “intends,” “continues,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the company faces, please refer to the company’s periodic and other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and Kura Oncology assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Company:

Pete De Spain

Vice President, Investor Relations &

Corporate Communications

(858) 500-8803

pete@kuraoncology.com

Investors:

Robert H. Uhl

Managing Director

Westwicke Partners, LLC

(858) 356-5932

robert.uhl@westwicke.com

Media:

Jason Spark

Managing Director

Canale Communications

(619) 849-6005

jason@canalecomm.com